Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our reports dated July 30, 2014, with respect to the consolidated balance sheet of Diageo plc as of June 30, 2014, and the related consolidated income statement, and consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of June 30, 2014, which reports appear in the June 30, 2014 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488 and 333-179426)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338 and 333-182315)

KPMG LLP

London, England

12 August 2014